Exhibit 23.3

625 Walnut Ridge Drive Suite 105 Hartland, WI 53029 Tele: (262) 369-0400 Fax: (262) 369-3699

Consent of Independent Appraisal Firm

Kraton Polymers LLC

Houston, Texas

We hereby consent to the inclusion under “Executive Compensation – Compensation Discussion and Analysis – Grant of Plan-based Awards in Fiscal Year 2008” and in Note 2 to the Financial Statements for the year ended December 31, 2008 included in the Registration Statement on Form S-1 of Polymer Holdings LLC of references to our reports, dated February 7, 2008 and March 6, 2009, relating to the fair value of the equity of TJ Chemical Holdings LLC and certain options to purchase membership units of TJ Chemical Holdings LLC.

Corporate Valuation Advisors, Inc.

Hartland, Wisconsin

October 30, 2009

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